Exhibit 21.1

Griffin-American Healthcare REIT IV, Inc.
List of Subsidiaries
As of May 26, 2016

Griffin-American Healthcare REIT IV Holdings, LP (Delaware)
GAHC4 Auburn CA MOB, LLC (Delaware)